Exhibit 99.01

Contact: Stewart E. McClure, Jr., President and Chief Executive Officer (908) 630-5000

                             SOMERSET HILLS BANCORP
                        ANNOUNCES RESIGNATION OF DIRECTOR


     BERNARDSVILLE, NEW JERSEY, DECEMBER 31, 2003...(NASDAQ, Small Cap Market:
SOMH) Somerset Hills Bancorp has announced the resignation of Paul E. Fitzgerald as a Director of Somerset Hills Bancorp. Mr. Fitzgerald has also resigned his positions as a Director and President of Somerset Hills Bank. The resignations are effective immediately. Mr. Fitzgerald, who joined the organization in 2000, said that he has resigned to pursue entrepreneurial interests. Mr. Fitzgerald said, "I wish the Bank continued success as it moves forward." Stewart E. McClure, Jr., President and Chief Executive Officer of Somerset Hills Bancorp and Chief Executive Officer of Somerset Hills Bank, will succeed Mr. Fitzgerald as President of Somerset Hills Bank.

     Somerset Hills Bancorp is a bank holding company formed in January 2001 to own all of the common stock of Somerset Hills Bank, a full service commercial bank with offices in Bernardsville, Mendham and Morristown, New Jersey. Somerset Hills Bank focuses its lending activities on small to medium sized businesses, high net worth individuals, professional practices, and consumer and retail customers living and working in Somerset and Morris counties. The Bank operates a licensed mortgage company subsidiary, Sullivan Financial Services, Inc. and also operates Somerset Hills Wealth Management, LLC., a wholly owned subsidiary licensed to provide financial services including financial planning, life, health and property and casualty insurance, mutual funds and annuities for individuals and commercial accounts. The common stock of the Company is traded on NASDAQ under the symbol SOMH and the Company's warrants to purchase common stock are traded on NASDAQ under the symbol SOMHW.